Exhibit 99.1

Travelzoo Inc. 590 Madison Avenue 37th Floor New York, NY 10022 Investor Relations Contact: Glen Ceremony Chief Financial Officer Travelzoo Inc. (212) 484-4998 ir@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Third Quarter 2015 Results

NEW YORK, November 3, 2015 — Travelzoo Inc. (NASDAQ: TZOO):

•	Revenue of $33.7 million, down 2% in constant currencies

•	Revenue up 8% in Europe and up 7% in Asia Pacific in constant currencies

•	Non-GAAP earnings per share of $0.03, compared to loss per share of $0.03 in the prior-year period

•	Operating profit of $860,000

Travelzoo Inc., a global media commerce company, today announced financial results for the third quarter ended September 30, 2015, with revenue of $33.7 million. In nominal terms, revenue decreased by 7% year-over-year. In constant currencies, revenue decreased by 2% year-over-year. GAAP net income was $8.9 million, with earnings per share of $0.60. Non-GAAP net income was $444,000, with non-GAAP earnings per share of $0.03. Non-GAAP net income and earnings per share excluded an $8.4 million release of a tax reserve related to the unexchanged promotional shares.

"In the third quarter of 2015, the number of Travelzoo members increased substantially to over 28 million worldwide, mainly driven by our investment in Asia Pacific,” said Chris Loughlin, chief executive officer. “In constant currencies we saw revenue growth in almost all countries that we operate in.”

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North America
North America business segment revenue decreased 10% year-over-year to $20.7 million. Operating income for the third quarter was $687,000, or 3% of revenue, up from $265,000, or 1% of revenue, in the prior-year period.

Europe
Europe business segment revenue decreased 3% year-over-year to $10.3 million. In constant currencies, revenue increased 8% year-over-year. Operating income for the third quarter was $587,000, or 6% of revenue, up from $195,000, or 2% of revenue in the prior-year period.

Asia Pacific
On August 20, 2015, Travelzoo Inc. acquired the Travelzoo Asia Pacific business (“Asia Pacific”), which includes the Travelzoo businesses in Australia, China, Hong Kong, Japan, Taiwan, and Southeast Asia. This business was independently operated by Azzurro Capital Inc. under a licensing agreement with Travelzoo Inc.

Asia Pacific business segment revenue decreased 3% year-over-year to $2.7 million. In constant currencies, revenue increased 7% year-over-year. Operating loss for the third quarter was $414,000, or 15% of revenue, down from $864,000, or 31% of revenue in the prior-year period.

Members
As of September 30, 2015, Travelzoo had a worldwide unduplicated number of members of 28.3 million, which includes 3.4 million members in Asia Pacific. In North America, unduplicated number of members was 17.2 million as of September 30, 2015, up 2% from September 30, 2014. In Europe, unduplicated number of members was 7.8 million as of September 30, 2015, up 7% from September 30, 2014. In Asia Pacific, unduplicated number of members was 3.4 million as of September 30, 2015, down 4% from September 30, 2014.

Income Taxes
Income tax benefit was $8.2 million, compared to $158,000 income tax expense in the prior-year period. Non-GAAP income tax expense of $214,000 excludes an $8.4 million release of a tax reserve related to the unexchanged promotional shares.

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Asset Management
During the third quarter of 2015, Travelzoo used $813,000 of cash in operating activities. Accounts receivable increased by $582,000 over the prior-year period to $17.8 million. Accounts payable decreased by $2.4 million over the prior-year period to $23.0 million. Capital expenditures were $132,000, down from $1.6 million in the prior-year period. As of September 30, 2015, cash and cash equivalents were $34.6 million.

Non-GAAP Information and Other
To give an enhanced view of Travelzoo's operating performance, management has calculated non-GAAP operating expense, non-GAAP operating income (loss), non-GAAP operating margin, non-GAAP income tax expense, non-GAAP effective tax rate, non-GAAP net income (loss) and non-GAAP earnings (loss) per share by excluding the release of a tax reserve related to the unexchanged promotional shares in the current period and excluding the release of reserves related to the unexchanged promotional shares in prior-year periods. The company believes these metrics assist investors to assess certain business trends in the same way that these trends are analyzed by management. The discussion of these non-GAAP metrics are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial information. As the only difference between GAAP and non-GAAP information is the release of a tax reserve related to the unexchanged promotional shares in the current period and the release of reserves related to the unexchanged promotional shares in prior-year periods, today’s reporting should not be viewed as Travelzoo’s intention to report non-GAAP information in future periods. Refer to the “Reconciliation of GAAP to Non-GAAP Information” section of this press release for important information.

Travelzoo Inc.'s financial results have been adjusted to include the financial results of Asia Pacific for the current and prior periods. In addition, certain prior period statement of operations amounts have been reclassified to conform to current period presentation primarily due to the allocation of facilities costs and separate disclosure of product development costs.

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Conference Call
Travelzoo will host a conference call to discuss third quarter results at 11:00 a.m. ET today. Please visit http://www.travelzoo.com/earnings to

•	download the management presentation (PDF format) to be discussed in the conference call;

•	access the webcast.

About Travelzoo
Travelzoo is a global media commerce company. With more than 28 million members in North America, Europe, and Asia Pacific and 26 offices worldwide, Travelzoo® publishes offers from more than 2,000 travel, entertainment and local companies. Travelzoo’s deal experts review offers to find the best deals and confirm their true value.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo. All other names are trademarks and/or registered trademarks of their respective owners.
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Travelzoo Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues	$33,728	$36,307	$109,665	$118,949
Cost of revenues	4,742	4,813	14,496	14,534
Gross profit	28,986	31,494	95,169	104,415
Operating expenses:
Sales and marketing	19,089	21,570	61,881	62,782
Product development	2,917	3,108	9,212	8,370
General and administrative	6,120	7,220	17,906	21,399
Unexchanged promotional shares	—	(2,250)	—	(5,750)
Total operating expenses	28,126	29,648	88,999	86,801
Income from operations	860	1,846	6,170	17,614
Other income (loss)	(202)	95	(866)	439
Income before income taxes	658	1,941	5,304	18,053
Income taxes	(8,199)	158	(5,125)	4,905
Net income	$8,857	$1,783	$10,429	$13,148
Net income per share:
Basic	$0.60	$0.12	$0.71	$0.89
Diluted	$0.60	$0.12	$0.71	$0.88
Weighted average shares:
Basic	14,730	14,730	14,730	14,781
Diluted	14,730	14,771	14,730	14,923

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Travelzoo Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$34,570	$55,417
Accounts receivable, net	17,822	16,124
Income taxes receivable	1,745	3,756
Deposits	717	86
Prepaid expenses and other	2,639	2,802
Deferred tax assets	1,214	1,311
Total current assets	58,707	79,496
Deposits	607	1,436
Deferred tax assets	1,935	1,432
Restricted cash	1,346	1,393
Property and equipment, net	8,361	9,498
Intangible assets, net	15	178
Total assets	$70,971	$93,433
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$23,031	$27,984
Accrued expenses and other	11,654	11,814
Deferred revenue	1,268	1,472
Income tax payable	857	574
Reserve for unexchanged promotional shares	—	1,393
Total current liabilities	36,810	43,237
Note payable to related party	5,658	—
Long-term tax liabilities	3,087	10,936
Long-term deferred rent and other	3,030	3,433
Total liabilities	48,585	57,606
Common stock	163	163
Treasury stock	(21,517)	(21,517)
Additional paid-in capital	30,732	30,586
Accumulated other comprehensive loss	(3,884)	(2,602)
Retained earnings	16,892	29,197
Total stockholders’ equity	22,386	35,827
Total liabilities and stockholders’ equity	$70,971	$93,433

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Travelzoo Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Cash flows from operating activities:
Net income	$8,857	$1,783	$10,429	$13,148
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	688	721	2,198	2,132
Impairment of software	—	—	—	249
Deferred income taxes	(164)	400	(407)	(108)
Stock-based compensation	(150)	44	146	834
Provision for losses on accounts receivable	(151)	3	(99)	(5)
Net foreign currency effects	191	8	789	(316)
Changes in operating assets and liabilities:
Accounts receivable	824	804	(2,052)	(1,656)
Deposits	46	23	118	248
Income tax receivable	299	(1,502)	1,980	(951)
Prepaid expenses and other	(511)	(336)	123	742
Accounts payable	(1,739)	(2,212)	(2,706)	(9,514)
Accrued expenses and other	(642)	2,093	(508)	(463)
Income tax payable	283	23	306	1,806
Reserve for unexchanged promotional shares	—	(2,457)	(1,393)	(7,184)
Other non-current liabilities	(8,644)	156	(7,849)	381
Net cash provided by (used in) operating activities	(813)	(449)	1,075	(657)
Cash flows from investing activities:
Release of restricted cash	8	14	66	202
Purchases of property and equipment	(132)	(1,596)	(885)	(3,185)
Net cash used in investing activities	(124)	(1,582)	(819)	(2,983)
Cash flows from financing activities:
Payment for Asia Pacific business	(16,974)	—	(16,974)	—
Payment of loan to related party	(3,250)	—	(3,250)	—
Proceeds from loan from related party	—	—	2,224	—
Decrease in bank overdraft	(206)	—	(341)	—
Repurchase of common stock	—	—	—	(5,855)
Reverse/forward stock split, including transaction costs	—	—	(102)	(479)
Net cash used in financing activities	(20,430)	—	(18,443)	(6,334)
Effect of exchange rate on cash and cash equivalents	(540)	(2,142)	(2,660)	(934)
Net decrease in cash and cash equivalents	(21,907)	(4,173)	(20,847)	(10,908)
Cash and cash equivalents at beginning of period	56,477	61,933	55,417	68,668
Cash and cash equivalents at end of period	$34,570	$57,760	$34,570	$57,760
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$9	$1,073	$742	$3,916
Note payable for Asia Pacific business	$5,658	—	$5,658	—

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Travelzoo Inc.
Segment Information
(Unaudited)
(In thousands)

Three months ended September 30, 2015	North America	Europe	Asia Pacific	Other (a)	Consolidated
Revenue from unaffiliated customers	$20,538	$10,444	$2,746	$—	$33,728
Intersegment revenue	155	(127)	(28)	—	—
Total net revenues	20,693	10,317	2,718	—	33,728
Operating income	$687	$587	$(414)	$—	$860
Three months ended September 30, 2014	North America	Europe	Asia Pacific	Other (a)	Consolidated
Revenue from unaffiliated customers	$22,601	$10,899	$2,807	$—	$36,307
Intersegment revenue	321	(304)	(17)	—	—
Total net revenues	22,922	10,595	2,790	—	36,307
Operating income	$265	$195	$(864)	$2,250	$1,846

Nine months ended September 30, 2015	North America	Europe	Asia Pacific	Other (a)	Consolidated
Revenue from unaffiliated customers	$68,978	$32,560	$8,127	$—	$109,665
Intersegment revenue	470	(422)	(48)	—	—
Total net revenues	69,448	32,138	8,079	—	109,665
Operating income	$5,322	$2,363	$(1,515)	$—	$6,170
Nine months ended September 30, 2014	North America	Europe	Asia Pacific	Other (a)	Consolidated
Revenue from unaffiliated customers	$74,130	$36,451	$8,368	$—	$118,949
Intersegment revenue	777	(706)	(71)	—	—
Total net revenues	74,907	35,745	8,297	—	118,949
Operating income	$8,718	$5,470	$(2,324)	$5,750	$17,614

(a)
Includes a $2.3 million and a $5.8 million release of reserve for the three and nine months ended September 30, 2014, respectively, related to settlement agreements in connection with a dispute over unclaimed property audits.

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Travelzoo Inc.
Reconciliation of GAAP to Non-GAAP Information
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
GAAP operating expense	$28,126	$29,648	$88,999	$86,801
Non-GAAP adjustments (a)	—	2,250	—	5,750
Non-GAAP operating expense	$28,126	$31,898	$88,999	$92,551

GAAP operating income	$860	$1,846	$6,170	$17,614
Non-GAAP adjustments (a)	—	(2,250)	—	(5,750)
Non-GAAP operating income (loss)	$860	$(404)	$6,170	$11,864

GAAP operating margin	2.5%	5.1%	5.6%	14.8%
Non-GAAP adjustments (a)	—%	(6.2)%	—%	(4.8)%
Non-GAAP operating margin	2.5%	(1.1)%	5.6%	10.0%

GAAP income tax expense (benefit)	$(8,199)	$158	$(5,125)	$4,905
Non-GAAP adjustments (b)	8,413	—	8,413	—
Non-GAAP income tax expense	$214	$158	$3,288	$4,905

GAAP effective tax rate	(1,246.0)%	8.1%	(96.6)%	27.2%
Non-GAAP adjustments (a) (b)	1,278.5%	(59.2)%	158.6%	12.7%
Non-GAAP effective tax rate	32.5%	(51.1)%	62.0%	39.9%

GAAP net income	$8,857	$1,783	$10,429	$13,148
Non-GAAP adjustments (a) (b)	(8,413)	(2,250)	(8,413)	(5,750)
Non-GAAP net income (loss)	$444	$(467)	$2,016	$7,398

GAAP diluted earnings per share	$0.60	$0.12	$0.71	$0.88
Non-GAAP adjustments (a) (b) (c)	(0.57)	(0.15)	(0.57)	(0.38)
Non-GAAP earnings (loss) per share	$0.03	$(0.03)	$0.14	$0.50

(a)
Includes a $2.3 million and a $5.8 million release of reserve for the three and nine months ended September 30, 2014, respectively, related to settlement agreements in connection with a dispute over unclaimed property audits.

(b)	Includes an $8.4 million release of a tax reserve for the three and nine months ended September 30, 2015, related to the unexchanged promotional shares.

(c)
Shares used to calculate non-GAAP loss per share for the three months ended September 30, 2014 were 14,730,454, which were different than the shares used in GAAP earnings per share calculation due to the anti-dilutive effect on the non-GAAP loss per share.

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